Exhibit 10.4(d)

ORIGINAL

# FOURTH AMENDMENT TO LEASE

This FOURTH AMENDMENT TO LEASE (this "Fourth Amendment") is made this 23rd day of April, 2012 by and between TEACHERS INSURANCE & ANNUITY ASSOCIATION OF AMERICA, INC., a New York corporation ("Landlord"), and HELIX BIOMEDIX, INC., a Delaware corporation ("Tenant").

## RECITALS

A. Landlord is the landlord and Tenant is the tenant under that certain Lease dated August 14, 2001 (the "Initial Lease"), as modified by that certain First Amendment to Lease dated for reference purposes December 6, 2005 (the "First Amendment"), that certain Second Amendment to Lease dated for reference purposes October 4, 2006 (the "Second Amendment"), and that certain Third Amendment to Lease dated for reference purposes July 22, 2009 (the "Third Amendment") for premises located at 22118 20th Avenue SE, Bothell, Washington 98021, Building G, Unit 204 ("G/204") and 22122 20th Avenue SE, Bothell, Washington 98021, Building H, Unit 148 ("H/148," and collectively with G/204, the "Initial Premises"). The Initial Premises consists of an agreed 5,284 rentable square feet comprised of 2,246 rentable square feet of office space in G/204 and 3,038 rentable square feet (being 2,378 rsf office and 660 rsf warehouse) in H/148. As used herein, the "Amended Lease" shall mean the Initial Lease as amended by the First Amendment, Second Amendment and Third Amendment; and the "Lease" shall mean the Amended Lease as amended by this Fourth Amendment.

B. The parties desire to amend the Amended Lease to relocate the Premises under the Lease from the Initial Premises to that certain space consisting of an agreed upon 6,276 rentable square feet located at 22121 17th Avenue SE, Bothell, Washington 98021, Building E, Unit 112, as depicted in Exhibit A-1 attached hereto (the "New Premises"), and make other modifications to the Amended Lease, all on the following terms and conditions. The property on which the New Premises is located is legally described in the attached Exhibit A.

C. Except as otherwise specifically defined herein all capitalized terms shall have the meanings assigned in the Amended Lease.

## AGREEMENT

**1. Vacation and Surrender of Initial Premises.** On or before the date (the "Fourth Extended Term Commencement Date") that is the later of (i) July 1, 2012 or (ii) the date on which Landlord achieves Substantial Completion (defined in Section 6 of the attached Exhibit B) of the Tenant Improvements (defined in Section 2 of the attached Exhibit B) in the New Premises, Tenant shall vacate the Initial Premises, leaving it in the condition required under the Amended Lease as if the term of the Lease had expired with respect to the Initial Premises. Without limitation, in conjunction with vacating and returning the Initial Premises, Tenant shall comply with its surrender obligations as set forth in the Lease, including without limitation Section 26 of the Initial Lease and Section 6 of the Second Amendment.

2. **Substitution of Premises; Moving Allowance.**

**2.1** On the Fourth Extended Term Commencement Date, the New Premises shall be substituted for the Initial Premises, and from and after such date, the "Premises" under the Lease shall be deemed to refer to the New Premises and shall consist of 6,276 rentable square feet (and all obligations and restrictions of Tenant with respect to the Premises under the Lease shall apply to the New Premises), the "Building" shall be deemed to refer to Building E of Canyon Park Business Center, and the "Project Area" under the Lease shall be deemed to be 361,439 rentable square feet. The New Premises is depicted in the space plan attached as Exhibit A-1. As of the Fourth Extended Term Commencement Date, Tenant's Share will be 1.73%.

**2.2** Landlord shall provide Tenant with an allowance not to exceed $7,500 for costs and expenses incurred and actually paid by Tenant in connection with Tenant's move to the New Premises (the "Moving Allowance"). The Moving Allowance shall be paid by Landlord within thirty (30) days of Tenant's submitting receipts for eligible expenses. All receipts, lien releases and proof of payment must be submitted by Tenant no later than sixty (60) days after the Fourth Extended Term Commencement Date to be eligible for reimbursement. All unused portion of the Moving Allowance shall be retained by Landlord.

3. **Fourth Extended Term of the Lease.**

**3.1** Section 1(g) of the Initial Lease hereby is amended to extend the Lease Term for Seventy Two (72) full calendar months (the "Fourth Extended Term"), commencing on the Fourth Extended Term Commencement Date and terminating on the last day of the Seventy Second ($72^{nd}$) full calendar month following the Fourth Extended Term Commencement Date (the "Expiration Date"). If the Fourth Extended Term Commencement Date is delayed or otherwise does not occur by July 1, 2012, this Fourth Amendment shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom. This Fourth Amendment shall be a binding contractual obligation effective upon execution and delivery hereof by Landlord and Tenant, notwithstanding the date of the commencement of the Fourth Extended Term.

**3.2** Upon Substantial Completion of the Tenant Improvements, Landlord may at its election prepare and deliver to Tenant a commencement letter, which Tenant shall acknowledge by executing a copy and returning it to Landlord. If Tenant fails to sign and return the commencement letter to Landlord within ten (10) days of its receipt from Landlord, the commencement letter as sent by Landlord shall be deemed to have correctly set forth the Fourth Extended Term Commencement Date and the other matters addressed in the commencement letter. Failure of Landlord to send the Commencement Letter shall have no effect on the Fourth Extended Term Commencement Date.

4. **Base Monthly Rent; Additional Rent.**

**4.1** From and after the Fourth Extended Term Commencement Date, Section 1(h) of the Initial Lease hereby is modified such that the Base Monthly Rent for the Premises shall be as follows: ("Month" refers to the period through the full applicable calendar month)

| Period | Base Monthly Rent |
|---|---|
| Fourth Extended Term Commencement Date – Month 12 | $6,588.00** |
| Month 13 – Month 24 | $6,785.83 |
| Month 25 – Month 36 | $6,989.40 |
| Month 37 – Month 48 | $7,199.08 |
| Month 49 – Month 60 | $7,415.05 |
| Month 61 – Month 72 | $7,637.50 |

** Landlord has agreed to conditionally abate Base Monthly Rent owing for the month of January 2013, conditioned upon Tenant's full and faithful performance of all of the terms, covenants and conditions of the Lease to be performed or observed by Tenant. Upon any default under the Lease by Tenant beyond applicable notice and cure periods, Tenant shall not be entitled to abatement of Base Monthly Rent provided for herein.

**4.2** Through the Fourth Extended Term Commencement Date, Tenant shall continue to pay all Additional Rent owing under the Lease for the Initial Premises, including without limitation Tenant's Share of Expenses for the Initial Premises. Beginning on the Fourth Extended Term Commencement Date, Tenant shall pay Additional Rent owing under the Lease for the New Premises, including without limitation Tenant's Share of Expenses based on the new percentage of Tenant's Share as recalculated under Section 2.1 of this Fourth Amendment.

**5. As-Is; Landlord's Work**. Tenant leases the New Premises in its as-is, where-is condition and acknowledges that Landlord has not agreed to and shall not be required to make any improvements or alterations to the same, except for the Tenant Improvements Landlord's Work as set forth on the attached Exhibit B.

**6. Parking**. Notwithstanding anything to the contrary in the Amended Lease, Tenant shall be entitled during the Fourth Extended Term to the use of (i) fifteen (15) unassigned, non-exclusive, uncovered parking spaces; and (ii) four (4) reserved parking stalls in front of Suite E112. Landlord reserves the right, at any time, to relocate the specific stalls to be reserved under this Section 6(ii). Relocation of Tenant's designated parking shall be effective upon Landlord's providing notice of the relocation to Tenant. Tenant's parking rights shall remain subject to the terms and conditions in Section 11 of the Initial Lease, with the exception of the 1st sentence of said Section 11, which sentence was deleted in Section 5 of the Second Amendment.

**7. Right of First Opportunity For Expansion Space**. The Right of First Opportunity set forth under Section 5 of the Third Amendment is hereby deleted.

**8. Utility Consumption**. Tenant acknowledges that it is Landlord's intention to operate the Building and the Project in a manner that provides for reduced energy and water consumption. Notwithstanding anything to the contrary in the Lease: (i) at Landlord's election, Landlord may require switch and metering systems to be installed so as to measure the amount of utilities (including, without limitation, electricity, water and gas) consumed by Tenant, with the cost of installation, maintenance and repair of the switch and metering systems to be paid by Tenant; and (ii) Tenant acknowledges that currently the Premises are separately metered for one or more utilities and that Tenant shall be responsible for contracting directly with providers of the applicable utilities and paying all deposits, fees, and all monthly service charges for such utilities furnished to the Premises. In addition, Tenant shall provide to Landlord copies of all utility bills or invoices within ten (10) days of receipt, and upon request shall submit to Landlord any other utility consumption data in a format reasonably required by Landlord. Notwithstanding anything to the contrary in the Lease, Tenant also acknowledges that janitorial service will not be provided to the Premises by Landlord, unless Landlord otherwise elects to provide the same.

**9. Brokers**. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Fourth Amendment, excepting only Scott Davis of CBRE (the "Broker") and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Fourth Amendment. Tenant hereby agrees to indemnify, defend and hold Landlord harmless for, from and against all claims for any brokerage commissions, finders' fees or similar payments by any persons other than the Broker and all costs, expenses and liabilities incurred in connection with such claims, including reasonable attorneys' fees and costs.

**10. Entire Agreement.** The Amended Lease and this Fourth Amendment constitute the entire agreement between Landlord and Tenant with respect to the subject matter of this Fourth Amendment.

**11. Authority**. Tenant acknowledges that it has all necessary right, title and authority to enter into and perform its obligations under this Fourth Amendment, that this Fourth Amendment is a binding obligation of such party and has been authorized by all requisite action under the party's governing instruments, that the individuals executing this Fourth Amendment on behalf of such party are duly authorized and designated to do so, and that no other signatories are required to bind such party. The individual executing this Fourth Amendment on behalf of Tenant represents and warrants that he/she is duly authorized to execute and deliver this Fourth Amendment on behalf of Tenant.

**12. Full Force and Effect.** Except as specifically set forth herein, the Amended Lease is and remains in full force and effect and binding on the parties. Tenant confirms that Landlord is not now and has not in the past been in default under the Lease, and Tenant has no claim against Landlord for damages or offset of any type.

[***Signatures Appear on Following Page***]

This Fourth Amendment is executed as of the date first above written.

Landlord: TEACHERS INSURANCE & ANNUITY ASSOCIATION OF AMERICA, INC., a New York corporation

By: ______________________

Keith Awad

Its: Director

Tenant: HELIX BIOMEDIX, INC., a Delaware corporation

By: ______________________

Name: R STEPHEN BEATTY

Its: PRESIDENT & CEO

STATE OF Washington )
)ss.
COUNTY OF Snohomish )

I certify that I know or have satisfactory evidence that R. Stephen Beatty is the person who appeared before me, and said person acknowledged that he/she signed this instrument, on oath stated that he/she was authorized to execute the instrument and acknowledged it as the ________ ______________ of HELIX BIOMEDIX, INC. to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

EVETTE M. LOZANO
NOTARY PUBLIC
STATE OF WASHINGTON
COMMISSION EXPIRES
9-19-12

Dated: 4/6/12

[signature]
(Signature)

YEVETTE M. LOZANO
(Print Name)
Notary Public, in and for the State of WA, residing at LYNNWOOD
My Commission Expires 9/19/12

CALIFORNIA ALL-PURPOSE ACKNOWLEDGEMENT

STATE OF CALIFORNIA §

COUNTY OF ORANGE §

On April 23, 2012 before me, Renée Jacobs, Notary Public of California, personally appeared Keith Awad, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing is true and correct.

Witness my hand and official seal.

RENEE JACOBS
Commission # 1802583
Notary Public - California
Orange County
My Comm. Expires Jun 19, 2012

Renée Jacobs
Signature

[Seal]

EXHIBIT A

LEGAL DESCRIPTION OF THE PROJECT

BUILDINGS A THROUGH C

TRACT 1, CANYON PARK BUSINESS CENTER, AND PRIVATE ROADS SHOWN THEREON, ACCORDING TO THE AMENDED BINDING SITE PLAN THEREOF RECORDED UNDER RECORDING NO. 8505105032, RECORDS OF SNOHOMISH COUNTY, WASHINGTON.

BUILDINGS D THROUGH F

TRACTS 7A AND 7B, CANYON PARK BUSINESS CENTER, AND PRIVATE ROADS SHOWN THEREON, ACCORDING TO THE AMENDED BINDING SITE PLAN THEREOF RECORDED UNDER RECORDING NO. 200407015007, RECORDS OF SNOHOMISH COUNTY, WASHINGTON.

BUILDINGS G AND H, AND BUILDINGS J THROUGH M

TRACT 8, CANYON PARK BUSINESS CENTER, AND PRIVATE ROADS SHOWN THEREON, ACCORDING TO THE BINDING SITE PLAN THEREOF RECORDED UNDER RECORDING NO. 8505105032, RECORDS OF SNOHOMISH COUNTY, WASHINGTON.

# EXHIBIT A-1
# SPACE PLAN


SYMBOL LEGEND
KEYED SHEET NOTES
GENERAL NOTES
SMALL LAB REQUIREMENTS
MAIN LAB REQUIREMENTS
BIO SAFETY CABINET & HOOD NOTE
CBRE
SPACE PLAN
SP.8
A SPACE PLAN

<u>EXHIBIT B</u>
<u>WORK LETTER</u>

This Exhibit B ("Work Letter") is part of that certain Fourth Amendment to Lease dated 4/23/12, 2012 ("Fourth Amendment"), by and between Teachers Insurance and Annuity Association of America, a New York corporation ("Landlord"), and Helix Biomedix, Inc., a Delaware corporation ("Tenant"), under which the parties have agreed to relocate the Premises leased by Tenant under the Lease to the "New Premises," as more particularly described in the Fourth Amendment. Capitalized terms not defined in this Exhibit B shall have the meaning ascribed to them in the Fourth Amendment.

## 1. COMPLETION SCHEDULE.

Following the execution of the Fourth Amendment, if deemed appropriate by Landlord, Landlord may deliver to Tenant a schedule (the "Work Schedule") setting forth a timetable for the planning and completion of the installation of the Tenant Improvements (defined below) to be constructed in the New Premises. The Work Schedule may set forth the various items of work to be done by or approval to be given by Landlord and Tenant in connection with the completion of the Tenant Improvements. Tenant acknowledges that its prompt response and input is required in order to achieve a timely Substantial Completion of Landlord's Work. Accordingly, Tenant agrees not to unreasonably withhold, condition or delay its consent to any drawing, specification or other item submitted to or requested of Tenant with respect to the Tenant Improvements and, unless otherwise set forth in a Work Schedule, Tenant shall respond within three (3) business days to any such request, with Tenant's failure to respond in such three (3) business day period being deemed to be Tenant's approval.

## 2. TENANT IMPROVEMENTS.

Reference herein to "Tenant Improvements" shall include all work to be done in the New Premises pursuant to the Space Plan Documents and Tenant Improvement Plans described in Paragraph 3 below. The Tenant Improvements shall be performed using Building standard materials, finishes and methods, except as otherwise set forth herein. The parties agree that the Tenant Improvements shall not include, without limitation, (i) data cabling; (ii) telephone and data equipment; (iii) security equipment; (iv) audio/visual equipment; and/or (v) furniture systems.

## 3. TENANT IMPROVEMENT PLANS.

The elements of the Tenant Improvements are described in the following two documents (collectively, the "Space Plan Documents"): (i) the space plan attached hereto as Exhibit B-1; and (ii) the Pattison tenant improvement bid dated 3-29-12 (including alternates 1 and 2 set forth therein). Based upon the Space Plan Documents, Landlord's architect shall prepare working drawings and specifications for the Tenant Improvements. Such working drawings and specifications may be referred to herein as the "Tenant Improvement Plans." The Tenant Improvement Plans shall be submitted to the appropriate governmental body by Landlord's architect for plan checking and the issuance of a building permit. The Tenant Improvement Plans must be consistent with Landlord's standard specifications (the "Standards") for the Building, as the same

may be changed from time to time by Landlord. Landlord, with Tenant's cooperation, shall cause to be made any changes in the Tenant Improvement Plans necessary to obtain the building permit.

## 4. NON-STANDARD TENANT IMPROVEMENTS.

Landlord shall permit Tenant to deviate from the Standards for the Tenant Improvements; provided that (a) the deviations shall not be of a lesser quality than the Standards; (b) the deviations conform to applicable governmental regulations and necessary governmental permits and approvals have been secured; (c) the deviations do not require building service beyond the level normally provided to other tenants in the Building and do not overload the floors; (d) Landlord has reasonably determined that the deviations are of a nature and quality that are consistent with the overall objectives of the Landlord for the Building, and (e) the deviations will not increase Landlord's costs or delay the completion of the Tenant Improvements.

## 5. FINAL PRICING AND CHANGES.

After final approval of the working drawings and specifications, no further changes to the Tenant Improvement Plans may be made by Tenant without the prior written approval from both Landlord and Tenant, and then only after agreement by Tenant to pay any excess costs resulting from the design and/or construction of such changes. Tenant hereby acknowledges that any such changes shall be subject to the terms of Paragraph 7 hereof.

## 6. CONSTRUCTION OF TENANT IMPROVEMENTS.

After the Tenant Improvement Plans have been prepared and approved, the final pricing has been approved by Landlord and a building permit for the Tenant Improvements has been issued, Landlord shall enter into a construction contract with its contractor for the installation of the Tenant Improvements in accordance with the Tenant Improvement Plans. Landlord shall supervise the completion of such work and shall use commercially reasonable efforts to secure substantial completion of the work in a reasonable timeframe. The cost of such work shall be paid as provided in Paragraph 7 hereof. Landlord shall not be liable for any direct or indirect damages as a result of delays in construction, including, but not limited to, acts of God, inability to secure governmental approvals or permits, governmental restrictions, strikes, availability of materials or labor or delays by Tenant (or its architect or anyone performing services on behalf of Tenant). "Substantial Completion" or "Substantially Complete" means that the Tenant Improvements (or applicable portion thereof) have been performed (as applicable, in substantial accordance with the Tenant Improvement Plans), other than uncompleted items of construction that do not materially interfere with Tenant's operations in the Premises.

## 7. PAYMENT OF COST OF THE TENANT IMPROVEMENTS.

Subject to the terms and conditions of this Exhibit B, so long as Tenant is not in default under the Lease, Landlord agrees to pay for the cost of the Tenant Improvements. However, the cost of any Tenant Improvements requested by Tenant (and approved of by Landlord) that (i) are not described in Article 2 above, (ii) do not employ Building standard materials, finishes or

methods or (iii) deviate from the Standards for Landlord's Work, shall be paid by Tenant to Landlord prior to commencement of such work.

If Tenant requests any changes or modifications to the Space Plan Documents, and if Landlord agrees to the same, then any cost associated with such changes or modifications shall be paid by Tenant to Landlord prior to commencement of such work, but no later than five (5) days after Landlord's written notice. After the Tenant Improvement Plans have been prepared and approved, if Tenant shall require any changes or substitutions to the Tenant Improvement Plans, any additional costs thereof shall be paid by Tenant to Landlord prior to the commencement of such work, but no later than five (5) days after Landlord's written notice. Without limitation, Landlord shall have the right to decline Tenant's request for a change to the Space Plan Documents or Tenant Improvement Plans if such changes are inconsistent with Paragraphs 3 and 4 above, or if the change would, in Landlord's opinion, delay construction of the Tenant Improvements.

Notwithstanding anything to the contrary in this Exhibit B, any costs incurred by Landlord in connection with the design or construction of the Tenant Improvements that are related to a Tenant Delay shall be paid by Tenant within thirty (30) days of invoice. As used herein, a "Tenant Delay" shall mean any delay in the performance of the Tenant Improvements that occurs (a) because of Tenant's failure to timely deliver or approve any required documentation such as, but not limited to, the Space Plan Documents or the Tenant Improvement Plans or to otherwise respond to a Landlord request, (b) because of any change by Tenant (approved of by Landlord) to the mutually approved Space Plan Documents or Tenant Improvement Plans, (c) because of any specification by Tenant of materials or installations in addition to, or other than, Landlord's standard finish-out materials, (d) due to Tenant's breach of the Lease or this Work Letter; or (e) due to Tenant's negligence, act or omission.

## 8. MISCELLANEOUS.

Tenant's default or failure to perform under this Work Letter shall be a default under the Lease, and without limiting Landlord's other rights, Landlord shall be entitled to all of its remedies under the Lease with respect to such default. Any amounts owed by Tenant to Landlord under this Work Letter shall be Additional Rent owed under the Lease.

# EXHIBIT B-1
# SPACE PLAN


SYMBOL LEGEND
KEYED SHEET NOTES
GENERAL NOTES
SMALL LAB REQUIREMENTS
MAIN LAB REQUIREMENTS
BIO SAFETY CABINET & HOOD NOTE
CBRE
SPACE PLAN
A SPACE PLAN
SP.8